EXHIBIT 16.1

Connie L. Estopinal John C. Mitchell, III Ronald D. Perry, Jr. Ronald L. Sodek Michael A. Till Su Wah Rick Yancy

November 14, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have been furnished with a copy of the disclosures in Item 4.01 of Form 8-K dated November 14, 2016, to be filed by Viking Investments Group, Inc. and are in agreement with the statements concerning our firm contained therein. We have no basis to agree or disagree with other matters reported therein.

/s/ Mohle Adams LLP

Mohle Adams LLP

www.mohleadams.com

Houston, Texas